                                                                    Exhibit 12.1

                      STATEMENT OF COMPUTATION OF RATIO OF
                            EARNINGS TO FIXED CHARGES
                                 ($ IN MILLIONS)



                                                                                  Fiscal Q1
                                     1999     2000     2001    2002      2003          2004
                                     ----     ----     ----    ----      ----     ---------
Earnings:
  Pretax income from continuing
     operations                     $117.0   $116.3    $28.7   $162.9   $163.3      $(114.6)
  Interest expense                    79.1     93.9     87.7     76.3     69.2         11.9
  Interest factor on rents             6.1      5.9      7.3     11.1     13.5          2.0
  Amortization of Capitalized
     Interest                          0.1      0.2      0.4      0.5      0.6           -
  Losses incurred by majority-
     owned subsidiaries not
     recorded                          0.2      0.4      0.4               0.2           -
                                    ------   ------   ------   ------   ------       ------
                                    $202.1   $215.9   $123.7   $250.8   $246.4      $(100.7)
                                    ======   ======   ======   ======   ======       ======
Fixed charges:
  Interest expense                   $79.1    $93.9   $ 87.7   $ 76.3   $ 69.2      $  11.9
  Interest capitalized                 1.0      2.1      3.1      1.1      1.4           -
                                    ------   ------   ------   ------   ------       ------
     Interest incurred                80.1     96.0     90.8     77.4     70.6         11.9
                                    ------   ------   ------   ------   ------       ------
  Rent expense                        18.5     17.9     22.0     33.6     40.8          6.1
  Estimated interest factor             33%      33%      33%      33%      33%          33%
                                    ------   ------   ------   ------   ------       ------
     Interest factor on rents          6.1      5.9      7.3     11.1     13.5          2.0
                                    ------   ------   ------   ------   ------       ------
        Total fixed charges          $86.2   $101.9    $98.1   $ 88.5   $ 84.1       $ 13.9
                                    ======   ======   ======   ======   ======       ======
Ratio of earnings to fixed charges     2.3      2.1      1.3      2.8      2.9         (A)
                                    ======   ======   ======   ======   ======       ======

(A) Due to the Company's net loss in the first fiscal quarter of 2004, the ratio coverage was less than 1:1. The Company must generate additional earnings of $114.6 million to achieve a coverage of 1:1.